Stock Purchase Agreement
pursuant to
Stock Purchase Plan (2004)
of
Hooper Holmes, Inc.

AGREEMENT, dated as of the ________ day of ___________, 20__, between Hooper Holmes,

Inc. (hereinafter called the “Corporation”) and _______________________________________________
(Please Print Full Name)

whose Social Security Number is ______________________________ (hereinafter called the “Participant”).

WHEREAS,  the Corporation has adopted its Employee Stock Purchase Plan (2004) (hereinafter called the “Plan”) to provide employment incentive and to encourage stock ownership by employees of the Corporation and employees of its subsidiaries to increase their proprietary interest in the Corporation’s success; and

WHEREAS, the Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, and to comply with the requirements of 17 CFR 240.16b-3 for exemption relief under Section 16(b) of the Securities Exchange Act of 1934, as amended; and

WHEREAS, Participant, having not less than one year of continuous employment with the Corporation or a “Participating Subsidiary” of the Corporation (as that term is defined in the Plan) immediately prior to the date hereof, is now eligible to participate in the Plan, and the Corporation desires to afford Participant the opportunity to acquire or enlarge Participant’s stock ownership in the Corporation so that Participant may have a direct proprietary interest in the Corporation’s success.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Subject to the terms and conditions set forth herein, the Corporation grants to Participant the right to purchase from the Corporation on ________________ (hereinafter called the “Purchase Date”) at a price of $______ per share, up to but not exceeding in the aggregate the number of shares of the Corporation’s Common Stock designated on the last page hereof as the number of shares Participant has elected to have covered by this Agreement, which right may be exercised in whole or in part, as hereinafter set forth.

2.  Subject to the provisions of Section 3(b) hereof, Participant’s employer, who is identified on the last page hereof (and who, if different from the Corporation, is hereinafter called the “Participating Subsidiary”), is hereby authorized during the period commencing on or about the date hereof and ending on the Purchase Date, to deduct from Participant’s compensation on each payment date thereof substantially equal amounts which in the aggregate will be sufficient, exclusive of any interest earned thereon during such period, to accumulate the aggregate purchase price of all the shares covered by this Agreement.  Participant hereby authorizes the Corporation or such Participating Subsidiary or both, as the Corporation may decide, to act as custodian of, and to commingle all withheld amounts of all participants in the Plan in a single interest-bearing securities or commercial bank account (the “Custodial Account”) to be opened by the Corporation, as custodian.  Participant agrees that Participant shall have no right to request the withdrawal by the Corporation and the payment to Participant of Participant’s share of the funds accumulated in the Custodial Account, or of the interest accumulated thereon, except as provided in this Agreement.

3.  Participant’s rights under this Agreement may be exercised as follows:

(a)  Unless Participant shall notify the Secretary of the Corporation that Participant does not desire to purchase some or all of the shares covered by this Agreement by delivering a written notice thereof to the Secretary of the Corporation (or the Plan Coordinator for Participant’s employer who is designated by the Secretary and specified on the last page of this Agreement) at least one business day prior to the Purchase Date, Participant shall be deemed to have elected to exercise Participant’s right under this Agreement to purchase on the Purchase Date all of the shares then covered by this Agreement and shall be deemed to have directed the Corporation to withdraw and apply to the purchase price of such shares Participant’s share of the funds, not including interest, accumulated in the Custodial Account.  If such funds are less than such purchase price, Participant, in order to purchase all of such shares, will be required to furnish, and agrees to furnish, the Secretary of the Corporation or the Plan Coordinator on or prior to the Purchase Date with cash or a cashier’s check payable to Hooper Holmes, Inc. for the amount of such purchase price not covered by such funds.  If such additional funds are not so furnished, Participant will be entitled to purchase, and will be deemed to have elected to purchase, only the whole number of shares the purchase price of which is covered by Participant’s share of the funds, not including interest, accumulated in the Custodial Account.  Upon any purchase pursuant to this subsection (a) all rights to purchase shares under this Agreement shall terminate in their entirety.

(b)  On the termination of all rights to purchase shares under this Agreement pursuant to the terms hereof, the Corporation shall withdraw the excess, if any, of Participant’s share of the funds, including interest, then accumulated in the Custodial Account and pay the same to Participant within twenty (20) business days after such termination.

4.  Participant may at any time on or prior to the Purchase Date terminate this Agreement in its entirety by written notice of such termination delivered to the Secretary of the Corporation or the Plan Coordinator at least one business day prior to the Purchase Date.

5.  The Corporation shall deliver to Participant a certificate or certificates representing the number of purchased shares upon the exercise by Participant of the right to purchase shares hereunder.  The Corporation shall deliver to Participant such certificate or certificates within a reasonable time after such exercise.  All certificates representing shares purchased by Participant hereunder shall be registered in the name of Participant and, unless the Secretary of the Corporation or the Plan Coordinator is instructed in writing by Participant to the contrary, shall be forwarded to Participant at the address as shown on the records of Participant’s employer.

6.  This Agreement and the rights hereby granted to Participant under this Agreement shall terminate and be of no force or effect upon the happening of any of the following events:

(a)	Termination of Participant’s employment with the Corporation or a Participating Subsidiary, except in case of (i) death or (ii) retirement with the consent of the Participant’s employer;

(b)	Participant’s retirement with the consent of the Participant’s employer, unless the date of retirement is within 30 days prior to the Purchase Date; or

(c)	Participant’s death, unless the date of death is within 60 days prior to the Purchase Date.

Retirement by Participant at normal retirement date in accordance with the provisions of a retirement plan of the Corporation or a Participating Subsidiary under which the Participant is then covered shall be deemed to be a retirement with the consent of Participant’s employer for the purposes of this Agreement.  The Compensation Committee (the “Committee”) shall have absolute discretion to determine whether any other termination of Participant’s employment (either at an optional retirement date in accordance with the provisions of such retirement plan or otherwise) is to be considered as retirement with the consent of the Participant’s employer for purposes of this Agreement.  The Committee shall also have absolute discretion to determine whether an authorized leave of absence or absence on military or government service or otherwise shall constitute a termination of employment for purposes of this Agreement.  Any determination made by the Committee with respect to any matter referred to in this Section 6 shall be final and conclusive on all persons affected thereby.  Employment by the Corporation or a Participating Subsidiary shall be deemed to be continuous and not to terminate during any uninterrupted period in which Participant is an employee of the Corporation or a Participating Subsidiary but only if and so long as, in the case of employment by such Participating Subsidiary, such employment will, under the provisions of the Internal Revenue Code as then in effect, qualify the rights hereby granted for the same tax treatment as would be accorded if Participant were an employee of the Corporation.

Notwithstanding anything else contained in this Agreement, the Plan provides that, unless the Committee determines otherwise, the right to purchase shares hereunder shall automatically terminate if, on the last business day before the Purchase Date, the closing price of shares of Common Stock as reported on the American Stock Exchange is 10% or more below the purchase price of the shares specified in this Agreement.

7.  The rights granted hereby are not transferable by Participant except by will or pursuant to the laws of descent and distribution.  During Participant’s lifetime, such rights are exercisable only by Participant.  To the maximum extent permitted by law, no assignment or transfer of such rights, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right therein whatsoever.  The rights granted hereunder shall terminate immediately upon any attempt to assign or transfer the rights granted hereby in violation of this Agreement and any such attempted assignment or transfer shall have no force or effect.

8.  Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the estate, personal representative, or beneficiary to whom the right granted hereby may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

9.  Participant shall not be deemed for any purpose to be a shareholder of the Corporation with respect to any shares as to which the rights granted hereby to purchase shares shall not have been exercised and for which payment has not been made as herein provided.

10.  The existence of the rights granted hereby shall not affect in any way the right or power of the Corporation or a Participating Subsidiary to terminate the employment of Participant or the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock, ahead of or convertible into, or otherwise affecting, the Common Stock or the right thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.  In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin off combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (a) the number and kind of shares which are the subject of this Agreement and (b) the purchase price of such shares under the Agreement and/or, if deemed appropriate, make provision for a cash payment, provided, however, that the number of shares subject to this Agreement shall always be a whole number.

12.  Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the delivery of shares to Participant, any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require either the Corporation or Participant to take any action in connection with the shares then to be issued, the delivery of such shares shall be deferred until such action shall have been taken.

13.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the Committee in its absolute discretion, and any such determination or any other determination by the Committee under or pursuant to this Agreement shall be final, binding and conclusive on all persons affected thereby.

14.  The Committee shall have the right, in its absolute discretion, to alter or amend this Agreement from time to time in any manner for the purpose of promoting the objectives of the Plan, and any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such persons.  The Corporation shall give written notice to Participant of any such alteration or amendment of this Agreement by the Committee as promptly as practicable after the adoption thereof.  The foregoing shall not restrict the ability of Participant and the Corporation by mutual consent to alter or amend this Agreement in any manner which is consistent with the Plan and approved by the Committee.

15.  In the event that all of the participants under the Plan elect to purchase a number of shares which in the aggregate exceeds the maximum number of shares that are then being offered pursuant to the Plan, the number of shares to be purchased by Participant pursuant to this Agreement shall be proportionately reduced.  The Committee shall cause written notice of any such pro rata reduction of shares to be purchased under this Agreement to be given to Participant as soon as practicable after the reduction has been made.

16.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation at 170 Mt. Airy Road, Basking Ridge, NJ 07920 to the attention of the Secretary, or the Plan Coordinator at the address set forth at the end of this Agreement or at such other addresses as the Corporation, by notice to Participant, may designate in writing from time to time; and to Participant, at Participant’s address as shown on the records of Participant’s employer or the Corporation, or at such other address as Participant, by notice to the Secretary of the Corporation, may designate in writing from time to time.  Unless otherwise determined by the Committee, the date of mailing as evidenced by the postmark on any notice mailed in accordance herewith shall be deemed the date that such notice was given.

17.  This Agreement shall be construed in accordance with and governed by the law of the State of New York without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction.

18.  This Agreement is in every respect subject to all provisions of the Plan.

19.  The Corporation may make such provisions as it deems appropriate for the withholding of any taxes it determines are due in connection with this Agreement.  In the event that Participant makes a disposition of any shares acquired pursuant to this Agreement within two years from the date of this Agreement or within one year after the date of transfer of the shares to Participant, Participant shall within ten days after disposition notify the Corporation of such disposition.

Number of Shares Participant elects to have covered by this Agreement: ______________ Shares

Participant’s Employer: ___________________________________

Plan Coordinator for Participant’s Employer:                                                                                     ___________________________________

HOOPER HOLMES, INC.

By:           ___________________________________

PARTICIPANT: